EXHIBIT 99.1


                                PACIFIC CMA, INC.
                           FORM 8-K (FILED ON 1/04/05)


PACIFIC CMA APPOINTS NEW INDEPENDENT DIRECTOR

Thursday December 30, 1:10 pm ET

NEW YORK--(BUSINESS WIRE)--Dec. 30, 2004--Mr. Alfred Lam, Chairman of Pacific CMA Inc.(AMEX:PAM - News), a global freight forwarding/logistics services company, is pleased to announce the nomination of Mr. Kenneth Chik as an independent director to its Board of Directors effective January 1, 2005.

Mr. Chik, 42, holds a law degree from the University of Hong Kong and was admitted to the Hong Kong Bar in 1987. He has a distinguished career as a litigation attorney specializing in real property, trust, corporate and general commercial disputes. Mr. Chik holds Practice Diplomas in International Business Organizations and International Mergers and Acquisitions awarded by The International Bar Association.

Mr. Lam said: "We are honored that Mr. Chik has accepted this nomination. He will be a welcome addition to our Board."

Mr. Lam also announced today that Mr. Tan Kay Hock has submitted his resignation as a member of the Board of Directors effective January 1, 2005.

Mr. Lam said: "On behalf of the Board of Directors, I wish to express our thanks for Mr. Tan Kay Hock's many contributions to Pacific CMA during the past year, both as an independent director and in his role as a member of the Audit Committee."


About Pacific CMA:

Pacific CMA is an international, non-asset-based freight forwarding and logistics company, providing air and ocean freight forwarding, contract logistics, and other logistics-related services. The company's large and diverse global and local customers operate in industries with unique supply chain requirements, such as the apparel and technology industries. For more information on the company, visit its Web site: www.pacificcma.com.


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Contact:
     Pacific CMA
     Investor Relations:
     John Mazarella, 212-247-0049
     john.mazarella@pacificcma.com


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Source: Pacific CMA Inc.